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                                                                EXHIBIT 10.3



                       AMENDMENT TO FORBEARANCE AGREEMENT
                           AMONG FLEET NATIONAL BANK,
                       THE FIRST NATIONAL BANK OF BOSTON,
                      USTRUST AND SAFETY 1ST, INC., ET AL.


        This Amendment to Forbearance Agreement (the "Amended Forbearance Agreement") is made with respect to that certain Loan Agreement dated March 28, 1996 as heretofore amended (the "Loan Agreement"), by and among Safety 1st, Inc. ("Safety 1st"), a Massachusetts corporation with offices at 210 Boylston Street, Chestnut Hill, Massachusetts; Safety 1st (Europe) Limited ("Safety Europe"), a limited liability company organized under the laws of the United Kingdom, 3232301 Canada, Inc. ("3232301"), a corporation organized under the federal laws of Canada; Safety 1st Home Products Canada, Inc. ("Safety Canada"), a corporation organized under the federal laws of Canada; Safety 1st International, Inc. ("Safety International"), a corporation organized under the laws of the U.S. Virgin Islands; and Fleet National Bank ("Fleet" or the "Agent"), a banking corporation organized under the laws of the United States; the First National Bank of Boston ("Bank of Boston"), a banking corporation organized under the laws of the United States; and USTrust ("UST"), a Massachusetts trust company (collectively "the Banks"). Safety 1st, Safety Europe, 3232301, Safety Canada and Safety International are sometimes collectively hereinafter referred to as "the Borrowers". The term "Loan Documents" as used herein shall include those documents, instruments and agreements executed and delivered in connection with this Amended Forbearance Agreement and the Forbearance Agreement (as defined hereinafter), as well as the documents, instruments and agreements included within the defined term "Loan Documents" in the Loan Agreement.

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Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Loan Agreement.
        This Amended Forbearance Agreement modifies and extends that certain Forbearance Agreement among the Banks, the Borrowers and Michael Lerner dated August 2, 1996 (the "Forbearance Agreement")which continues to be in effect except to the extent expressly superseded by this Amended Forbearance Agreement and except to the extent that provisions of this Amended Forbearance Agreement contradict the Forbearance Agreement, in which case the provisions of this Amended Forbearance Agreement shall control.
        The Borrowers have requested that the Banks continue to forbear from enforcement of their rights and remedies against the Borrowers. Michael Lerner ("Lerner") has agreed to provide to the Banks certain further assurances in addition to the assurances provided in the Forbearance Agreement to induce the Banks to continue to forbear from the exercise of such rights and remedies.
        The Banks are willing to continue to forbear from the exercise of such rights and remedies but only upon the terms and conditions and based upon the representations and warranties of the Borrowers and Lerner herein.
        1. The Borrowers hereby acknowledge that they are unconditionally liable to the Banks for the full and immediate payment of each of the obligations described in Exhibit 1 attached hereto and incorporated herein by reference as of the date thereof, plus all charges that may arise under the Loan Documents, including attorneys fees and costs of collection incurred in connection with such obligations by the Banks.
        2. The Borrowers further acknowledge that the Banks have no existing commitments, obligations or agreements to advance credit or loans or make any other financial accommodations to the Borrowers except as specifically
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set forth in the Forbearance Agreement and this Amended Forbearance Agreement.

        3. Upon the terms and conditions set forth herein, the Banks agree that they will forbear from exercising the rights and remedies contained in the Loan Documents, at law and in equity until the earlier of: (i) occurrence of an Event of Default arising after the date of this Amendment other than the continuing Events of Default as the result of a breach of the covenants described in
Exhibit 3, or (ii) September 6, 1996 (the "Forbearance Termination Date"). Notwithstanding the acknowledgment of existing defaults contained in the Forbearance Agreement, the Banks do not hereby agree to waive any of the existing financial or other covenant Events of Defaults under the Loan Agreement. The Borrowers shall comply with all of their other obligations to the Banks as set forth in the Loan Documents. The Borrowers and Lerner acknowledge that the Banks are under no obligation to continue to forbear, and have not agreed to or made any representations that they would agree to forbear, after the Forbearance Termination Date.

        4. In accordance with Section 5.1(vii) of the Loan Agreement as amended by the Forbearance Agreement, the Borrowers shall continue to deliver to the Agent on a daily basis by 9:30 a.m. Eastern time a Borrowing Base Certificate in the form of the Borrowing Base for July 28, 1996 annexed hereto.

        5. The Borrowers and Banks agree that the maximum commitment amount under the Loan Agreement, as amended by the Forbearance Agreement, continues to be $46,600,000. The Borrowers' Outstanding Obligations shall not exceed the lesser of: (i) $46,600,000, or (ii) the Borrowing Base plus $13,950,000. The Borrowers' "Outstanding Obligations" shall mean at any time, the sum of (i) Borrowers' outstanding Loans and the Stated Value
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of Letters of Credit plus (ii) all overdraft balances in Borrowers' deposit accounts.
        6. As additional consideration for the Banks' agreement to continue to forbear, the Borrowers shall pay to the Banks a forbearance fee in the amount of $40,000 on the day of this Amendment. The Forbearance Fee shall be shared by the Banks in accordance with their Commitment Percentages.
        7. Lerner has previously executed and delivered to the Banks a Limited Guaranty (the "Lerner Guaranty") pursuant to which Lerner guaranteed and continues to guaranty to the Banks the full and timely payment of all Obligations of the Borrowers to the Banks up to the dollar limitation referenced in the Lerner Guaranty. Lerner shall increase the dollar limitation of the Lerner Guaranty from (i) $2,500,000.00 plus interest and costs to (ii) $2,500,000.00 plus interest and costs plus the amount of Borrowers' "Excess Overadvance" pursuant to a First Amendment to Limited Guaranty in the form annexed as Exhibit 7, but in no event shall the Guarantor be liable for more than $3,500,000.00 plus costs and expenses. The term "Excess Overadvance" means the amount by which the Borrower's Outstanding Obligations exceed (a) the Borrowing Base plus $13,450,000.00 from and after August 22, 1996 until August 29, 1996 and (b) the Borrowing Base plus $12,950,000.00 from and after August 29, 1996.
        8. The Lerner Guaranty is secured by a pledge of cash and/or marketable securities owned by Lerner and delivered to Fleet pursuant to a Third Party Pledge Agreement dated August 2, 1996. Lerner shall execute and deliver to the Banks a First Amendment to Third Party Pledge Agreement in the form of the Amendment annexed hereto as Exhibit 8 pursuant to which Lerner agrees to maintain a pledge of cash and marketable securities with
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a minimum market value (as determined by the Banks) equal to $3,500,000 to secure Lerner's increased obligations under the Lerner Guaranty, as amended. Lerner shall execute and deliver an instruction letter to the Agent to transfer such amount of cash and marketable securities to a collateral account maintained by the Agent for the benefit of the Banks.
        9. The effective interest rate charged to the Borrowers is increased from the Prime Rate to a per annum rate equal to the Prime Rate plus one half (1/2%) percent effective August 2, 1996. No further LIBOR Loans are permitted to the Borrowers. Any outstanding LIBOR Loans as of the date of this Amendment shall continue at the LIBOR Rate Option until the end of the respective
Interest Periods for such LIBOR Loans, and shall, if not paid in full at the end of such Interest Period, convert to Prime Rate Loans at the effective per annum rate of the Prime Rate plus one-half (1/2%).
        10. Sections 2.1.1 and 6.1(a) of the Loan Agreement are hereby amended to eliminate the five (5) business day periods referenced therein for payment of any interest due or overadvances or overloans in the
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Revolving Loan Account. All such amounts are and shall hereinafter be payable immediately upon becoming due.
        11. The Banks, pursuant to the provisions of Section 7.4 of the Loan Agreement hereby require that Safety 1st remit all remittances and payments to a lockbox maintained by the Agent. The Borrowers shall execute and deliver all such documents and agreements as may be necessary, and shall otherwise cooperate with the Banks, to establish such blocked lockbox account.
        12. The Borrowers have engaged a business consultant to review the Borrowers' businesses. Such business consultant and any replacement consultants engaged by the Borrowers, shall be made available to discuss the business, collateral, financial condition, financial documents and other aspects of Borrowers' businesses with the Banks on reasonable notice during normal business hours.
        13. The Borrowers and Lerner (and their successors and assigns) hereby release, waive and forever relinquish all claims, demands, obligations, liabilities and causes of action of whatever kind or nature, whether known or unknown, which any of them may have or might assert now or in the future, against the Banks, their officers, directors, employees, agents, attorneys and accountants, directly or indirectly, arising out of, based upon, or in any manner connected with, (i) any transaction, event, action, failure to act or occurrence of any sort or type, whether known or unknown, which existed, occurred or was taken, permitted or begun prior to the execution of this Amendment; (ii) any discussions, commitments, negotiations, conversations or communications with respect to the Borrowers' and Lerner's respective Obligations prior to the execution of this Amendment; or (iii) anything or matter prior to the execution of this Amendment related to any of the foregoing.
        14. As of the date hereof, the Borrowers and Lerner represent and warrant that they have no offsets, claims, or other defenses to payment of full of their Obligations to the Banks, and reaffirm that all of the representations and warranties made by them in the Loan Agreement, Forbearance Agreement, this Amended Forbearance Agreement, and the other
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loan documents, instruments and agreements remain true and correct, except for the defaults in financial and other covenants set forth in Exhibit 3 hereto.
        15. The Borrowers and Lerner shall take such further actions, and execute and deliver to the Banks the documents, instruments and agreements contemplated hereby and such further documents and agreements as the Banks may require to evidence the agreements contained in the Loan Agreement, the Forbearance Agreement and herein, and the Banks shall take such actions and execute and deliver such documents and agreements as may be required to evidence their agreements contained herein.
        16. This Amendment and the documents, instruments and agreements delivered in connection herewith, together with the Forbearance Agreement and documents, instruments and agreements delivered in connection therewith, represent the entire agreement among the parties with respect to the subject matter hereof, and shall be construed in accordance with the laws of the Commonwealth of Massachusetts as an agreement under seal.
        WITNESS OUR HANDS AND SEALS THIS 13TH DAY OF AUGUST, 1996.

                                        BORROWERS:
                                        SAFETY 1ST, INC.

                                        By: /s/ Michael Lerner
                                            --------------------------------
                                            Michael Lerner, President

                                        SAFETY 1ST (EUROPE) LIMITED

                                        By: /s/ Michael Lerner
                                            --------------------------------
                                            Michael Lerner, Director

                                        By: /s/ Michael Bernstein
                                            --------------------------------
                                            Michael Bernstein, Director

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                                 SAFETY 1ST HOME PRODUCTS CANADA, INC.

                                By: /s/ Michael Lerner
                                    -----------------------------------
                                    Michael Lerner, President

                                3232301 CANADA, INC.

                                By: /s/ Michael Lerner
                                    ------------------------------------
                                    Michael Lerner, President

                                SAFETY 1ST INTERNATIONAL, INC.

                                By: /s/ Michael Lerner
                                    ------------------------------------
                                    Michael Lerner, President

                                BANKS:
                                FLEET NATIONAL BANK

                                By: /s/ Kevin Foley
                                    ------------------------------------
                                    KEVIN FOLEY, Vice President

                                THE FIRST NATIONAL BANK OF BOSTON

                                By: /s/ Peter Haley
                                    -------------------------------------
                                    PETER HALEY, Vice President

                                USTRUST

                                By: /s/ Errin Siagel
                                    --------------------------------------
                                    ERRIN SIAGEL, Vice President

                                GUARANTOR:

                                /s/ Michael Lerner
                                ------------------------------------------
                                MICHAEL LERNER